SECRETARY'S CERTIFICATE

I, Derek Mullins, Secretary of Dividend Capital Global Real Estate Fund of Funds, LP (the “Fund”), do hereby certify that the following is a true and complete copy of resolutions duly adopted at a meeting of the Board of Directors of the Fund, duly called and held on December 4, 2007 at which a quorum was present and acting throughout, and that the resolutions have not been rescinded, revoked or modified and are still in full force and effect as of the date hereof.

RESOLVED, that the Board of Directors hereby authorizes the officers of the Fund to negotiate and effect the Fund's fidelity bond and E&O/D&O insurance policies based on the parameters outlined in the insurance memorandum, a copy of which was presented to the Directors at this meeting; and

FURTHER RESOLVED, that the Secretary of the Fund be, and hereby is, designated as the officer responsible for making the necessary filings and giving the notices with respect to such fidelity bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and

FURTHER RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized to make any and all payments, and to do any and all other acts, in the name of the Fund and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper with the advice of legal counsel to the Fund in connection with or in furtherance of the foregoing resolutions.

Dated: June 4, 2008

/s/ Derek Mullins
Derek Mullins
Secretary